EX-28.d.i.1

DIMENSIONAL ETF TRUST

INVESTMENT MANAGEMENT AGREEMENT

AGREEMENT made this 23rd day of October, 2020, by and between DIMENSIONAL ETF TRUST, a Delaware statutory trust (the “Trust”), on behalf of the Dimensional US Core Equity Market ETF (the “ETF Fund”), a separate series of the Trust, and DIMENSIONAL FUND ADVISORS LP, a Delaware limited partnership (the “Manager”).

1.     Investment Advisory Services. The Trust hereby employs the Manager to manage the investment and reinvestment of the assets of the ETF Fund, to review and supervise the investment and reinvestment of the assets of the ETF Fund, to determine in its discretion the securities and instruments to be purchased or sold and the portion of the ETF Fund’s assets to be uninvested, to provide the Trust with records concerning the Manager’s activities which the Trust is required to maintain, and to render regular reports to the Trust’s officers and the Board of Trustees of the Trust (the “Board” or “Trustees”), all in compliance with the investment objective(s), policies, and limitations set forth in the ETF Fund’s registration statement, and applicable laws and regulations, or as the Trust may instruct the Manager in writing. The Manager accepts such employment and agrees to provide, at its own expense, the office space, furnishings and equipment, and the personnel required by it to perform the investment advisory services described herein on the terms and for the compensation provided herein.

2.      Portfolio Transactions. The Manager is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the ETF Fund and is directed to use its best efforts to obtain the best available prices and most favorable executions, except as prescribed herein. It is understood that the Manager will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Trust or to the ETF Fund, or be in breach of any obligation owing to the Trust or to the ETF Fund under this Agreement, or otherwise, solely by reason of its having caused the ETF Fund to pay a member of a securities exchange, a broker, or a dealer a commission for effecting a securities transaction for the ETF Fund in excess of the amount of commission another member of an exchange, broker, or dealer would have charged if the Manager determines in good faith that the commission paid was reasonable in relation to the brokerage or research services provided by such member, broker, or dealer, viewed in terms of that particular transaction or the Manager’s overall responsibilities with respect to its accounts, including the Trust, as to which it exercises investment discretion. The Manager will promptly communicate to the officers and trustees of the Trust such information relating to transactions for the ETF Fund as they may reasonably request.

3.       Non-Investment Advisory Services. The Trust hereby employs the Manager to provide certain non-investment advisory services for the ETF Fund, subject to the direction of the officers and the Board on the terms hereinafter set forth. Specifically, the Manager shall perform or arrange for the performance, as applicable, at its own expense (except as provided in Section 4), the following services to the Trust on behalf of the ETF Fund:

(i)

monitor and evaluate the services provided to the Trust for the benefit of the ETF Fund by the ETF Fund’s custodian, transfer and dividend disbursing agents, printers, insurance carriers (as well as insurance agents and insurance brokers), independent public accountants, legal counsel and other persons and entities who provide similar services to the Trust for the benefit of the ETF Fund;

(ii)	monitor the preparation of periodic reports and notices of distributions to shareholders of the ETF Fund;

(iii)	coordinate, monitor and evaluate the daily pricing and valuation of the ETF Fund’s investment portfolio;

(iv)	monitor the ETF Fund’s compliance with recordkeeping requirements of applicable federal, state, and foreign laws and regulations;

(v)	assist the ETF Fund to comply with the provisions of applicable federal, state, and foreign tax laws and tax regulations;

(vi)

assist the ETF Fund to comply with the provisions of applicable federal, state, local and foreign securities, organizational and other laws that govern the business of the Trust in respect of the ETF Fund, including with respect to the preparation of registration statements and other materials in connection with the offering of the ETF Fund’s shares;

(vii)

monitor and coordinate the provision of trade administration oversight services to the ETF Fund, including settlement oversight services, reconciliation services, collateral management oversight services, and similar services, including recommending corrective action;

(viii)	assist the ETF Fund to conduct meetings of the ETF Fund’s shareholders if and when called by the Board;

(ix)

furnish such information to the Board as the Board may reasonably require in connection with the annual approval of this Agreement, and coordinate the provision of such other information as the Board may reasonably request; and

(x)	provide the shareholders of the ETF Fund with such information regarding the operation and affairs of the ETF Fund, and their investment in its shares, as they or the Trust may reasonably request.

The Manager shall determine and make such modifications to the identity and number of shares of the securities to be accepted pursuant to the ETF Fund’s underlying index (for an index exchange-traded fund) or portfolio (for an actively managed exchange-traded fund), as applicable (such securities, the “creation basket”), in exchange for creation units for the ETF Fund, and the securities that will be applicable that day to redemption requests received for the ETF Fund (the “redemption basket”), including as may be necessary as a result of rebalancing adjustments and corporate action events (and may give directions to the Trust’s custodian or other service provider, as necessary, with respect to such designations). The Manager shall determine the securities to be included in any “custom basket” pursuant to Rule 6c-11 under the Investment Company Act of

1940, as amended (the “1940 Act’), and any compliance policies and procedures of the Trust related thereto.

The Manager accepts such employment and agrees to provide or coordinate the provision of the non-investment advisory services specified above in this Section 3 for the compensation provided in Section 5.

Subject to approval or ratification by the Board, the Manager may delegate to one or more entities some or all of the services for the ETF Fund described in this Section 3 for which the Manager is responsible, provided that the Manager will be responsible for supervising such entities and paying the compensation, if any, of such entities for such services to the ETF Fund as provided for in Section 4.

4.       Expenses of the Trust.

(a)   During the term of this Agreement, except for (i) the fee payment under this Agreement; (ii) payments under the ETF Fund’s Rule 12b-1 plan (if any); (iii) brokerage expenses (including any costs incidental to transactions in portfolio securities, instruments and other investments); (iv) taxes; (v) interest expenses (including borrowing costs and dividend expenses on securities sold short and overdraft charges); (vi) litigation expenses (including litigation to which the Trust or an ETF Fund may be a party and indemnification of the ETF Fund’s trustees and officers with respect thereto); (vii) acquired fund fees and expenses; (viii) Trustees’ fees and expenses; (ix) legal expenses of counsel to the those trustees who are not “interested persons” of the Trust (“Independent Trustees”); (x) Chief Compliance Officer compensation; and (xi) other non-routine or extraordinary expenses, the Manager shall pay all of the ordinary operating expenses of the ETF Fund that the ETF Fund would be otherwise required to pay, including but not limited to:

(i)

Salaries, Expenses and Fees of Certain Persons. All salaries, expenses, and fees of those officers of the Trust who are also officers, directors/trustees, partners, or employees of the Manager or its affiliates, excluding the Chief Compliance Officer compensation;

(ii)

Preparing, Printing and Mailing of Certain Documents. The costs of preparing, setting in type, printing and mailing of Prospectuses; Prospectus supplements; SAIs; annual, semiannual and periodic reports; notices required to be furnished to shareholders of the Trust or regulatory authorities; and all tax returns;

(iii)

Registration Fees and Expenses. All legal, registration, filing and other fees and expenses incurred in connection with the affairs of the Trust, including those incurred with respect to registering its shares with, or other requirements of, regulatory authorities, and any amendments or supplements that may be made from time to time;

(iv)	Custodian and Accounting Services. All expenses of the transfer, receipt, safekeeping, servicing and accounting for the Trust’s cash, securities, and other property, including all charges of depositories, custodians, and other agents, if any;

(v)	Independent Accountant and Trust Counsel Fees and Expenses. The charges for the services and expenses of the independent accountants and legal counsel retained by the Trust, for itself;

(vi)	Transfer Agent. The charges and expenses of maintaining shareholder accounts, including all charges of transfer, bookkeeping, and dividend disbursing agents appointed by the Trust;

(vii)	Trade Association Fees. Any membership fees, dues or expenses incurred in connection with the Trust’s membership in any trade association or similar organizations, as approved by the Trustees;

(viii)	Bonding and Insurance. All insurance premiums for fidelity and other coverage, as approved by the Trustees;

(ix)	Board of Trustees Meetings. All expenses incidental to holding Trustee meetings, including the costs of printing notices;

(x)	Pricing. All expenses of pricing of the net asset value per share of the ETF Fund, including the cost of any equipment or services to obtain price quotations.

(b)     The payment or assumption by the Manager of any expense of the Trust that the Manager is not required by this Agreement to pay or assume shall not obligate the Manager to pay or assume the same or any similar expense of the Trust on any subsequent occasion.

5.      Compensation of the Manager. For the services to be rendered by the Manager as provided in this Agreement, the Trust shall pay to the Manager a fee computed on the aggregate net asset value of the ETF Fund as of the close of each business day and payable monthly at the annual rate of 0.12 of 1%. In the event that this Agreement is terminated at other than a month-end, the fee for such month shall be prorated, as applicable.

6.      Reports. The Trust and the Manager agree to furnish to each other information with regard to their respective affairs as each may reasonably request.

7.      Status of the Manager. The services of the Manager to the Trust, or with respect to the ETF Fund, are not to be deemed exclusive, and the Manager shall be free to render similar services to others, as long as its services to the Trust or to the ETF Fund are not impaired thereby. The Manager shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way, or otherwise be deemed an agent of the Trust.

8.    Liability of the Manager. No provision of this Agreement shall be deemed to protect the Manager against any liability to the Trust or the shareholders of the ETF Fund to which it might otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

9.      Permissible Interests. Subject to and in accordance with the charters of the Trust and the Manager, respectively, trustees, officers, and shareholders of the Trust are or may be interested in the Manager (or any successor thereof) as trustees, officers, or shareholders, or otherwise; trustees, officers, agents, and shareholders of the Manager are or may be interested in the Trust as trustees, officers, shareholders, or otherwise; and the Manager (or any successor) is or may be interested in the Trust as a shareholder or otherwise, and the effect of any such interrelationships shall be governed by said charters and the provisions of the 1940 Act.

10.      Duration and Termination. This Agreement shall become effective on October 23, 2020 and shall continue in effect until October 23, 2022, and thereafter, only if such continuance is approved at least annually by a vote of the Board, including the vote of a majority of the Independent Trustees, cast in person, at a meeting called for the purpose of voting such approval. In addition, the question of continuance of this Agreement may be presented to the shareholders of the ETF Fund; in such event, such continuance shall be effected only if approved by the affirmative vote of the holders of a majority of the outstanding voting securities of the ETF Fund.

This Agreement may at any time be terminated without payment of any penalty either by vote of the Board or by vote of the holders of a majority of the outstanding voting securities of the ETF Fund, on not more than (60) sixty days’ written notice to the Manager.

This Agreement shall automatically terminate in the event of its assignment.

This Agreement may be terminated by the Manager after ninety (90) days’ written notice to the Trust.

Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed post-paid, to the other party at any office of such party.

As used in this Section, the terms “assignment,” “interested persons,” “voting securities,” and a “majority of the outstanding voting securities” shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19), Section 2(a)(42) of the 1940 Act and Rule 18f-2 thereunder.

11.     Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

12.       Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Texas.

13.       Use of Names. The Manager and the Trust agree that the Manager has a proprietary interest in the names “DFA” and “Dimensional,” and that the Trust and/or ETF Fund may use such names only as permitted by the Manager, and the Trust further agrees to cease use of such names promptly after receipt of a written request to do so from the Manager.

IN WITNESS WHEREOF, the parties hereby have caused this Agreement to be executed this 23rd day of October, 2020.

DIMENSIONAL FUND ADVISORS LP		DIMENSIONAL ETF TRUST

By:	DIMENSIONAL HOLDINGS INC.,
General Partner

By:	/s/ Carolyn L. O	By:	/s/ Ryan P. Buechner

	Name: Carolyn L. O		Name: Ryan P. Buechner

	Title: Vice President		Title: Vice President